Exhibit 5.2

June 13,2011

Re:       Husky Energy Inc. - Registration Statement on Form F-10

We refer to the registration statement on Form F-10 (File No. 333-174554, the "Registration Statement") to be filed by Husky Energy Inc. (the "Corporation") with the U.S. Securities and Exchange Commission.

We hereby consent to all references to this firm in the Registration Statement, including the references in the Registration Statement under the captions "Description of Debt Securities - Enforceability of Judgments", "Legal Matters" and "Documents Filed as Part of the Registration Statement".

Yours truly,

BORDEN LADNER GERVAIS LLP

/s/ Borden Ladner Gervais LLP

Lawyers | Patenls & Trade-mark Agents                 Borden Ladner Gervais up is an Ontano Limited Liability Partnership